Exhibit 99.1

NB&T Financial Reports Earnings for Second Quarter 2011

July 19, 2011

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the second quarter of 2011 of $1.0 million, or $.31 per share. Net income for the second quarter of 2010 was $1.3 million, or $.37 per share. Net income for the first six months of 2011 was $2.1 million, or $.60 per share, compared to $6.9 million, or $2.02 per share for the same period in 2010. Net income for 2010 was higher largely due to a bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of American National Bank (“ANB”). In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “In the face of a continuing struggling economy, our second quarter earnings per share was up $0.02 compared to the first quarter. Our deposits grew, and coupled with an increase in our trust assets, our total assets under management again exceeded $900 million. Economic conditions in Southwest Ohio continue to negatively impact both client revenues and their property values. While we were able to liquidate several of our owned real estate parcels, we also had additional clients whose financial conditions continued to deteriorate. We are working with those borrowers who wish to work with us. Through June 30, 2011, we have charged off $1.2 million in loan balances and added $935,000 to our provision for loan losses. Additionally, portions of our non-accruing and other real estate owned are covered under our FDIC loss share.”

Net interest income was $6.1 million for the second quarter of 2011, compared to $6.5 million for the second quarter of 2010. Net interest margin decreased to 3.95% for the second quarter of 2011, compared to 4.03% for the same quarter last year. The net interest margin decreased primarily due to a decline in higher-yielding loans. Average loans outstanding for the second quarter of 2011, which had an average rate of 6.11%, decreased to $408.2 million from $433.3 million from the same quarter last year. Due to the increased liquidity from lower loan demand, the Company was able to lower rates on interest-bearing deposits and reduce higher cost Federal Home Loan Bank debt by $24.5 million, resulting in a decrease in the cost of interest-bearing liabilities from 1.42% for the second quarter of 2010 to 1.00% for the second quarter of 2011. Net interest margin for the first six months of 2011 was 3.90%, compared to 3.91% for the first six months of 2010.

The provision for loan losses for the second quarter of 2011 was $385,000, compared to $525,000 in the same quarter last year. Net charge-offs were $416,000 in the second quarter of 2011, compared to $326,000 in the second quarter of 2010. The provision for loan losses was $935,000 for the first six months of 2011, compared to $960,000 for the first six months of 2010. Net charge-offs for the first six months of 2011 were $1.2 million, compared to $893,000 for the same period last year. Charge-offs in 2011 increased primarily due to the write-down of one commercial real estate loan as a result of a recently updated collateral valuation. The provision for loan losses is based on management’s evaluation of the loan loss allowance considering specific loan reserves, general reserves related to charge-off experience and current economic conditions. Non-performing loans increased to $13.0 million at June 30, 2011, compared to $7.6 million at June 30, 2010. The year-over-year increase in non-performing loans is due primarily to three southwest Ohio commercial relationships, each between $1.0 million and $1.2 million and secured by commercial real estate or all business assets. The remaining increase is primarily due to approximately $1.9 million of ANB acquired loans, which are covered under the Company’s FDIC loss share agreement with the FDIC sharing in 80% of any future losses associated with those loans.

Total non-interest income was $1.9 million for the second quarter of 2011, compared to $2.0 million for the second quarter of 2010. The decline in non-interest income is largely due to reduced NSF fee income. Total non-interest income for the first half of 2011 was $4.5 million, compared to $12.6 million for the first half of 2010. In the first half of 2010, the Company had a bargain purchase pre-tax gain of approximately $7.6 million in the FDIC assisted acquisition of certain of the assets and liabilities of ANB. In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010. In the first six months of 2011, the Company sold approximately $23.0 million in securities and realized gains of $779,000, compared to securities sales gains of $3,000 for the same period in 2010.

Total non-interest expense was $6.1 million for the second quarter of 2011, compared to $6.3 million for the second quarter of 2010. For the first six months of 2011, non-interest expense was $12.7 million, compared to $13.8 million for the first half of 2010. Non-interest expenses for the first half of 2010 were significantly higher due to increased bonus plan expense and acquisition related expenses.

On June 21, 2011, the Board of Directors declared a dividend of $0.30 per share, payable July 25, 2011 to shareholders of record on June 30, 2011. This dividend represents a 3.4% increase over the $0.29 per share dividend declared in the second quarter of 2010.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010	6/30/2011	6/30/2010
Statements of Income
Interest income	$7,348	$7,310	$7,731	$8,069	$8,350	$14,658	$15,813
Interest expense	1,270	1,386	1,737	1,871	1,879	2,656	3,725

Net interest income	6,078	5,924	5,994	6,198	6,471	12,002	12,088
Provision for loan losses	385	550	425	225	525	935	960
Other non-interest income	1,907	1,769	1,892	1,888	2,018	3,676	5,092
Gain on bargain purchase	—	—	—	—	—	—	7,572
Other-than-temporary impairment charge	—	—	—	—	—	—	(50)
Net gains/(losses) on sales of securities	(10)	789	—	—	—	779	3

Total non-interest income	1,897	2,558	1,892	1,888	2,018	4,455	12,617
Total non-interest expenses	6,146	6,579	6,502	6,194	6,265	12,725	13,762

Income before income taxes	1,444	1,353	959	1,667	1,699	2,797	9,983
Income taxes	396	348	241	450	429	744	3,109

Net income	$1,048	$1,005	$718	$1,217	$1,270	$2,053	$6,874

Per Share Data
Basic earnings per share	$0.31	$0.29	$0.20	$0.36	$0.37	$0.60	$2.02
Diluted earnings per share	0.31	0.29	0.20	0.36	0.37	0.60	2.02
Dividends per share	0.30	0.30	0.30	0.29	0.29	0.60	0.58
Book value at quarter end	20.71	20.49	20.74	20.91	20.73	20.71	20.73
Average basic shares outstanding	3,424	3,424	3,412	3,399	3,396	3,424	3,396
Average diluted shares outstanding	3,436	3,448	3,430	3,400	3,397	3,443	3,396

Balance Sheet Items (Quarter End)
Total assets	$675,028	$667,552	$690,574	$691,199	$696,400	$675,028	$696,400
Securities	137,071	122,679	133,855	146,060	146,979	137,071	146,979
Loans, including loans held for sale	408,516	408,710	414,978	427,274	434,380	408,516	434,380
Allowance for loan losses	3,475	3,506	3,714	3,935	3,842	3,475	3,842
Deposits	580,730	575,375	584,373	571,723	576,081	580,730	576,081
Borrowings	16,347	16,225	28,089	40,260	40,188	16,347	40,188
Total shareholders’ equity	70,903	70,148	71,019	71,301	70,699	70,903	70,699

Assets Under Management
Total assets	$675,028	$667,552	$690,574	$691,199	$696,400	$675,028	$696,400
Cash management sweep accounts	38,842	47,167	37,338	46,765	43,737	38,842	43,737
Market value of trust assets	200,337	171,844	172,162	164,628	154,506	200,337	154,506

Total assets under management	$914,207	$886,563	$900,074	$902,592	$894,643	$914,207	$894,643

Selected Financial Ratios
Return on average assets (annualized)	0.62%	0.60%	0.40%	0.69%	0.72%	0.61%	2.03%
Return on average equity (annualized)	5.97	5.72	3.97	6.79	7.24	5.84	20.43
Dividend payout ratio	96.77	103.45	150.00	80.56	78.38	100.00	28.71
Net interest margin	3.95	3.84	3.69	3.84	4.03	3.90	3.91
Non-interest expense to total revenue	77.07	77.56	82.45	76.60	73.80	77.32	55.71
Average loans to average total assets	60.51	59.94	59.52	61.82	61.54	60.20	60.47

Asset Quality
Nonaccrual loans	$11,452	$10,023	$9,490	$8,847	$7,587	$11,452	$7,587
Accruing and 90 or more days past due	1,049	1,038	1,037	—	1	1,049	1
Restructured loans	452	455	457	—	—	452	—

Total nonperforming loans	$12,953	$11,516	$10,984	$8,847	$7,588	$12,953	$7,588

Other real estate owned	4,175	4,658	4,254	3,995	3,894	4,175	3,894
Net charge-offs	415	759	645	132	326	1,174	893

Non-performing loans to total loans	3.17%	2.82%	2.65%	2.07%	1.75%	3.17%	1.75%
Loan loss allowance to total loans	0.85	0.86	0.89	0.92	0.88	0.85	0.88
Loan loss allowance to non-performing loans	26.83	30.45	33.81	44.48	50.63	26.83	50.63
Loans 30+ days past due to total loans	0.75	1.18	0.87	0.70	0.81	0.75	0.81
Net charge-offs to average loans	0.41	0.75	0.61	0.12	0.58	0.58	0.44

Capital
Average equity to average total assets	10.44%	10.42%	10.18%	10.16%	9.98%	10.44%	9.92%
Tier 1 leverage ratio**	11.17	10.99	10.65	10.68	10.55	11.17	10.55
Total risk-based capital ratio**	18.51	18.57	18.36	18.10	17.95	18.51	17.95

**	Estimated for current quarter end